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Exhibit 21.1

SUBSIDIARIES OF MARVELL

Subsidiary	Jurisdiction of Organization
Marvell UK Limited	United Kingdom
Marvell Asia Pte Ltd	Singapore
Marvell GmbH	Germany
Marvell Hong Kong Limited	Hong Kong
Marvell International Ltd.	Bermuda
Marvell Japan K.K.	Japan
Marvell Semiconductor, Inc.	California, United States
Marvell Semiconductor Israel Ltd.	Israel
Marvell Semiconductor Korea, Ltd.	Korea
Marvell T.I. Ltd.	Israel
Marvell Taiwan Ltd.	Taiwan
Marvell Technology, Inc.	Delaware, United States
Marvell World Trade Ltd.	Barbados
Radlan Computer Communications Ltd.	Israel
Radlan, Inc.	New Jersey, United States
Schneider & Koch Training and Consulting GmbH	Germany
SysKonnect Inc.	California, United States
SysKonnect GmhH	Germany
Marvell Technology (Beijing) Ltd.	China

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  Exhibit 21.1
SUBSIDIARIES OF MARVELL